ASSET PURCHASE AGREEMENT

dated as of March 15, 2016 between

Intercytex, Ltd. and

Ember Therapeutics, Inc.

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement''), is made and entered into as of March 15, 2016 (the "Agreement Date"), by and among Intercytex, Ltd., a company incorporated in England and Wales ("Seller''), and Ember Therapeutics, Inc., a Delaware corporation ( "Purchaser".)

R E C I T A L S

Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller (as provided herein), all assets, patents, trademarks, formulation, manufacturing protocols, cell stock material, FDA and other regulatory files and rights, clinical data, proposed formulations, contracts, working inventory, marketing material, websites, licenses and certain other assets currently owned by Seller on the terms and conditions set forth in this Agreement.

A.                    In order to induce Purchaser to execute this Agreement and consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, the board of directors of the Seller have authorised the execution of this agreement and a copy of the board minutes in the form attached hereto as Exhibit A-2 (the "Board Minutes") evidencing such authorization have been provided to the Purchaser.

B.                    In order to induce Purchaser to execute this Agreement and consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Seller is delivering to Purchaser duly authorized and executed waivers, releases and any other agreement reasonably required by Purchaser pursuant to which Buyer shall have waived, released and assigned in writing to Seller any and all of his right, title and interest including intellectual property rights in and to the Materials and Derivative Works (as defined therein).

NOW, THEREFORE, in consideration of the facts recited above and the mutual agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

"Accounts Receivable" means all accounts receivable of the Seller that as of the date of this Agreement.

"affiliate" means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person.

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"AncillaryAgreement " will have the meaning set forth in Section 3.01.

"Assigned Contract" will have the meaning set forth in Section 2.02(i). "Assumed Liabilities" will have the meaning set forth in Section 2.04(a).

"Bill of Sale" will have the meaning set forth in Section 2.09(a).

"Business" means Seller's business of developing, manufacturing and marketing solutions to advance regenerative medicine by using human dermal fibroblast cells, marketed as VaveltaTM, in several indications, including contractures and cosmetic applications or otherwise commercially exploiting, all or any aspect of the product, the Intellectual Property Rights and/or any aspect or part thereof.

"Business Contract" shall mean any Contract: (a) to which the Seller is a party; (b) by which the Seller or any of its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest.

"Business Records" will have the meaning set forth in Section 2.02(j).

"Business Tangible Assets" will have the meaning set forth in Section 2.02(h).

"Closing" and "Closing Date" will have the respective meanings specified for such terms in Section 2.08.

"Confidential Information" will have the meaning set forth in Section 5.03.

"Contract' shall mean any written, oral, implied agreement or contract.

"control" (including the terms "controlled by" and "under common control with'') means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

"Disclosing Party" will have the meaning set forth in Section 5.03.

"Documentation" means, collectively customer accounts, all programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation or materials that are related in any manner to any Intellectual Property Rights, whether in tangible or intangible form.

"ECAAC" means European Collection of Authenticated Cell Cultures.

"Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use, or any other encumbrance of any kind whatsoever.

"Excluded Assets" will have the meaning set forth in Section 2.03.

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"Excluded Liabilities" will have the meaning set forth in Section 2.04(a).

"Intellectual Property Rights" means, collectively, all of the following intangible worldwide legal rights of the Seller, whether or not filed, perfected, registered or recorded: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issued or acquired; (ii) rights associated with works of authorship (including audiovisual works), including copyrights, copyright applications, and copyright registrations, moral rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property including trademarks, service marks, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; (vi) rights in customer and prospect lists, trade secrets, know-how, designs, plans and specifications; and (vii) all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof. The term "Intellectual Property Rights" does not refer to tangibles or tangible embodiments of Intellectual Property Rights.

"JAMS" will have the meaning set forth in Section 7.01.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including, without limitation, those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"PatentAssignment" will have the meaning set forth in Section 2.09(d).

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

"Purchased Assets" will have the meaning set forth in Section 2.02. "Purchase Price" will have the meaning set forth in Section 2.05(a). "Receiving Party" will have the meaning set forth in Section 5.02.

"Seller's Confidential Information" will have the meaning set forth in Section 5.02(b).

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"Tax" or "Taxes" means all foreign, federal, state and local taxes of any kind whatsoever (whether payable directly or by withholding), including but not limited to sales, use, excise, franchise, ad valorem, property, inventory, value added and payroll taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto, imposed by any taxing authority.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.01 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and acquire, all right, title and interest in and to the Purchased Assets (as defined below) free and clear of all Encumbrances whatsoever.

Section 2.02 Purchased Assets Defined. As used in this Agreement, the term "Purchased Assets" will mean, collectively, each and all of the following assets and properties (whether or not owned by Seller as of the Agreement Date):

(a)                    the current cell inventory, protocols, Standard Operating Procedures (SOPs), data files, clinical files, regulatory files;

(b)                    current and future formulations and inventory;

(c)                     the toll free numbers, any software and associated hardware used in the manufacturing of the product;

(d)                     the Intellectual Property Rights, including patents and trademarks;

(e)                     [the Accounts Receivable and vendor credits;]

(f)                      any and all copies in a tangible medium and other tangible embodiments of (i) the Documentation; and (ii) the Intellectual Property Rights;

(g)                      all documentation, marketing materials, promotional literature, videos, commercials, images and other sales or marketing-related materials and other collateral information used in connection with the Business as of March l, 2016 (collectively, the "Business Tangible Assets' ;

(h)                    those Business Contracts listed on Exhibit D attached hereto (collectively hereinafter referred to as the "Assigned Contracts' ; and

(i)                      all of Seller's marketing and sales information, including customer pricing, marketing plans, customer lists (the "Business Records' , it being understood that Seller may retain copies of such Business Records.

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Section 2.03 Excluded Assets. As used herein, the term "Excluded Assets" means any asset or property of Seller not expressly included among the Purchased Assets. Purchaser is not purchasing any of the Excluded Assets.

Section 2.04 Assumption and Exclusion of Liabilities.

(a)                   Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser, upon the successful consummation of the sale and purchase of the Purchased Assets pursuant hereto on the Closing Date, will:

(i)                    assume and pay, perform and discharge when due those obligations and liabilities of Seller:

(1)        under any Assigned Contracts, regardless of whether such obligations or liabilities first accrued or arose before or after the Closing Date but only to the extent that such obligations and liabilities accrued or arose for reasons other than any breach, violation or default by Seller of the terms of the Assigned Contracts; and

(2)        with respect only to those Maintenance and Service Contracts that are part of the Assigned Contracts, obligations to provide maintenance and support under such Contracts regardless of whether such obligations first accrued or arose before or after the Closing Date; and

(ii)                  assume and pay the following liabilities of the Seller on the Closing Date:

(1)                 39,267 euros owed to the Karolinska Institute;

(2)                 £13,333 owed to Paul Kemp in respect of his unpaid salary; and

(3)                 £15,237 owed to Reddie & Grose for accrued patent expenses.

(iii)                for the avoidance of doubt, assume and pay, in accordance with the terms of any and all invoices raised by ECAAC, all fees to be paid by the Seller to ECAAC for cell storage costs for all periods up to and including the Closing Date (whether or not invoiced by ECAAC as at the Closing Date).

(the obligations and liabilities under (i), (ii) and (iii) collectively referred to herein as the "Assumed Liabilities").

(b)                    No Other Liabilities Assumed. As a material consideration and inducement to Purchaser to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Purchaser will not assume or otherwise have any responsibility or liability for, any and all Liabilities of Seller (whether now existing or hereafter arising) other than the Assumed Liabilities (the "Excluded Liabilities'?. By way of example and not by way of limitation, the Excluded Liabilities that are not being assumed by Purchaser (other than to the extent that such liability is an Assumed Liability) include, without limitation;

(i)                     any and all Taxes now or hereafter due and payable by Seller or any affiliate of Seller;

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(ii)                     any and all Taxes attributable to any of the Purchased Assets that arose during any time period or portion thereof ending on or prior to the Closing Date;

(iii)                   any and all Taxes attributable to the Seller whenever such Taxes arose;

(iv)                   any and all trade payables incurred or accrued by the Seller at any time prior to the Closing Date;

(v)                    any and all Liabilities with respect to any environmental damage, or for any disposal, discharge or other use or treatment of any hazardous or toxic substance, under any and all laws and regulations relating to the environment or the regulation of any hazardous or toxic substances of any type;

(vi)             any and all Liabilities to the Seller's employees or contractors related to or arising from or with respect to any act or omission of Seller or arising from or with respect to any event, including without limitation any Liabilities to any of the Seller's employees for the payment of any and all wages and commissions or accrued and unused vacation time or for the reimbursement of any expenses incurred by Seller's employees and any Liabilities to any of the Seller's contractors for any amounts due to them in connection with services provided to Seller;

(vii)                 any and all Liabilities arising from the termination by Seller of the employment of any current or future employees of Seller or any of its affiliates, any other claims brought against Seller arising from Seller's employment of any person, or arising from any duties or obligations under any existing or future employee benefit plans of Seller or any of its affiliates;

(viii)                any and all Liabilities with respect to Taxes arising from Seller's use of contractors in connection with the Business;

(ix)                   any and all Liabilities arising from any breach or default by Seller of any contract, agreement or commitment of Seller (including but not limited to any breach or default of any of the Assigned Contracts);

(x)                     any and all Liabilities now or hereafter arising from or with respect to, the sale or license of any products or services of, by or for Seller;

(xi)                   any and all Liabilities relating to or arising out of any of the Excluded Assets; and

(xii)                  any and all inter-company payables incurred by, or owed to, the Business accrued or arising prior to the Closing Date.

Section 2.05 Purchase Price; Milestone Pavment; and Ongoing Receivables Expense.

(a)                    Purchase Price. The aggregate purchase price for the Purchased Assets to be paid by Purchaser (the "Purchase Price" will be two million dollars ($2,000,000) in the manner and according to the following;

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(i)                      the issuance of one million dollars ($lM) million in shares of Ember common stock (the "Common Stock), with the share price calculated according to the average closing price for the seven (7) days prior to the date of signing the agreement (the "Average Closing Price"); and

(ii)                  the issuance of warrants (the "Warrants") to purchase an amount of shares of Common Stock equal to one million dollars ($1M), at an exercise price per Warrant equal to the Average Closing Price. The warrants will have a five-year (5) maturity period.

(b)                  Milestone Payment. The Purchaser shall pay Seller a one time fee of *** (***) within thirty days (30) of the commercial launch of VaveltaTM in the U.S. for any indication and; (i) a one time milestone payment of *** (***) at reaching *** (***) in sales of VaveltaTM in any indication.

(c)                   Ongoing Receivables Expenses. Purchaser shall assume responsibility of paying expense receivables for Seller related to the Purchased Assets, including legal fees, storage fees and other mutually agreed to miscellaneous fees not to exceed seventy five thousand dollars ($75K) per month.

Section 2.06 Purchaser Covenants.

(a)                   The Purchaser shall use its best efforts to continue to develop the assets and shall inform the Seller in the event the development efforts cease.

(b)                  The Purchaser undertakes that it shall not and it shall procure that none of its officers, employees, Affiliates or agents shall take, or require the Purchaser or its Affiliates to take any action the sole or main purpose of which is to avoid the Milestone Payment.

Section 2.07 Right of Set-Off. Purchaser's obligation to make payments to Seller pursuant to 2.05 or Section 2.09 shall be subject to reduction or non-payment due to any Losses for which Purchaser has the right to make a claim pursuant to ARTICLE III with respect to any Losses which are not disputed by Seller, Purchaser shall reduce any payment pursuant to 2.05 or Section 2.09 by an amount equal to such Losses.

Section 2.08 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated hereby will take place at a closing 135 East 57'h Street, 24th Floor, NY, NY 10022 (the "Closing' at 9:00 a.m., Eastern Time, on the date of this Agreement or at such other time or on such other date on or before March 15, 2016 or at such other place (or by such other means, including a remote Closing wherein the relevant documents are delivered by means of facsimile, mail or courier) as Seller and Purchaser may mutually agree (the day on which the Closing takes place being referred to herein as the "Closing Date' .

Section 2.09 Certain Closing Deliveries by Seller. At the Closing, the Seller will deliver or cause to be delivered to Purchaser all of the following items, against delivery to Seller of the items, payments, documents and certificates to be delivered to Seller by Purchaser at the Closing pursuant to Section 2.10 hereof:

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(a)                    counterparts of the Bill of Sale and Assignment Agreement in substantially the form of Exhibit F attached hereto (the "Bill of Sale'')executed on Seller's behalf by Seller's Chief Executive Officer and Secretary;

(b)                    fully executed Consulting Agreement with Dr. Paul Kemp which tasks shall include promoting the transaction, technology transfer and the commercial efforts of the product, including, but not limited to assistance in technology transfer, manufacturing, clinical trials development, FDA and other regulatory meetings, interviews, guest appearances, commercial participation and speaker engagements. The consultant shall be paid an hourly fee of two hundred dollars ($200) per hour plus pre-approved expenses. Exhibit G attached hereto (the "Consulting Agreement" );

(c)                    a receipt for the Purchase Price executed by a duly authorized officer of Seller;

(d)                    assignments from Seller to Purchaser of all patent rights included in the Purchased Assets and all registered and unregistered trademarks and service marks included in the Purchased Assets, duly executed on behalf of Seller by Seller's Chief Executive Officer and notarized, and in a form acceptable for recording with the United States Patent and Trademark Office, and in substantially the form of Exhibit H attached hereto (the "Patent Assignment' ') or Exhibit I attached hereto (the "Mark Assignment' '),as applicable; and

Section 2.10 Certain Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller all of the following items, against delivery to Purchaser of the items, documents, assets and certificates to be delivered to Purchaser by Seller at the Closing pursuant to Section 2.09 hereof:

(a)                   the Purchase Price by:

(i)                               the issue of a certificate for the Common Stock issued pursuant to section 2.05(a)(i); and

(ii)                             the issue of warrants for the Common Stock pursuant to section 2.05(a)(ii); and

(b)                  the aggregate of the sums required to be paid pursuant to section 2.04 (a)(ii); and

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby warrants to the best knowledge of the Seller to Purchaser that, except as may be expressly otherwise set forth in Seller's Disclosure Schedule attached as Exhibit K hereto, all of the following statements in this ARTICLE III are true and correct:

Section 3.01 Incorporation and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales and has all necessary corporate power and authority to enter into this Agreement and the Bill of Sale (the Bill of Sale together with all other assignments and documents that Seller is to execute and deliver pursuant to this Agreement being hereinafter collectively referred to as the "Ancillary Agreements"), to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the sale of the Purchased Assets to Purchaser and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein, have been duly and validly authorized by Seller by all necessary corporate action of Seller's Board of Directors and shareholders. No authorization, decree or order of any court, bankruptcy court, bankruptcy trustee, creditors' committee, receiver, governmental authority or any other person is required in order to authorize or enable Seller to: (i) enter into this Agreement and the Ancillary Agreements; (ii) sell, assign, convey and transfer all the Purchased Assets to Purchaser as contemplated by this Agreement; or (iii) to carry out and perform Seller's obligations under this Agreement and the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of Seller; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchased Assets; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of the Assigned Agreements or any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any of the Purchased Assets to which Seller is a party or is bound or by which any of the Purchased Assets are bound or affected; or (iv) result in the creation of any Encumbrance on any of the Purchased Assets.

Section 3.03 Consents and Approvals. Except as set forth on Schedule 3.03 of the Seller's Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the performance of this Agreement and the Ancillary Agreements by Seller (including Seller's assignment of any Assigned Contracts to Purchaser) will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

Section 3.04 Title to and Condition of Purchased Assets. Seller owns all the Purchased Assets and Seller has good and marketable title in and to all the Purchased Assets, free and clear of all Encumbrances whatsoever. None of the Purchased Assets is licensed from any third party and none of the Purchased Assets is licensed to any third party. All of the tangible personal property included in the Purchased Assets is conveyed in an "as is" condition. Title to all the Purchased Assets is freely transferable from Seller to Purchaser free and clear of all Encumbrances without obtaining the consent or approval of any person or party.

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Section 3.05 Full Force and Effect. Each Assigned Contract, permit, franchise or other instrument assigned to or assumed by Purchaser pursuant to this Agreement or any of the Ancillary Agreements is in full force and is not subject to any breach or default thereunder by any party thereto.

Section 3.06 Litigation. There is no claim, action, suit, investigation or proceeding of any nature pending or, to the best of Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge Seller's authority, right or ability to sell or convey any of the Purchased Assets to Purchaser hereunder or otherwise perform Seller's obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Seller's right, title or ownership of any of the Purchased Assets; (iii) asserts that any Purchased Asset, or any action taken by any employee or agent of the Seller with respect to any Purchased Asset, infringes any Intellectual Property Rights of any third party or constitutes a misappropriation or misuse of any Intellectual Property Rights, trade secrets or proprietary rights of any party; (iv) seeks to enjoin, prevent or hinder the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; (v) would impair or have an adverse affect on Purchaser's right or ability to use or exploit any of the Purchased Assets or impair or have an adverse effect on the value of any Purchased Asset; or (vi) involves a wrongful termination, harassment or other employment-related claim by any employee, potential employee or contractor of Seller. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which affect the Purchased Assets.

Section 3.07 Intellectual Property.

(a)                     The Purchased Assets include all Intellectual Property Rights necessary to enable Purchaser to conduct the Business in the manner in which such business was conducted on March 1st, 2016, without the need for any license from any person.

(b)                     The Purchased Assets and the distribution, sale and license of such Purchased Assets, including but not limited to the Documentation and, the Intellectual Property Rights do not infringe upon any Intellectual Property Rights of any third party and no third party has asserted or threatened to assert against Seller any claim of infringement of Intellectual Property Rights.

(c)                      Seller owns, possesses, has the exclusive right to make, use, sell, license, has the right to bring actions for the infringement of, and where necessary, has made timely and proper applications for, the Intellectual Property Rights used in the Business that are included in the Purchased Assets.

(d)                      Seller has not granted any third party any outstanding licenses or other rights to any of the Purchased Assets.

(e)                      None of the Purchased Assets is held or used pursuant to a license or similar grant of rights by any third party.

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(f)                     Neither Seller nor any of its affiliates is liable for, nor has made any contract or arrangement whereby it may become liable to, any person for any royalty, fee or other compensation for the ownership, use, license, sale, distribution, manufacture, reproduction or disposition of any Purchased Asset.

(g)                     All employees and consultants of Seller and any other third parties who have been involved in the product development of Seller's Business or Software or who were otherwise involved in the creation and/or development of any Documentation and/or the Intellectual Property Rights have executed invention assignment agreements in the form delivered to Purchaser's counsel and all employees and consultants of Seller who have access to confidential information or trade secrets of the Business and/or which relate to Purchased Assets have executed appropriate nondisclosure agreements in the form delivered to Purchaser's counsel.

(h) Seller has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Documentation and Intellectual Property Rights.

Section 3.08 Insolvency. No order has been made, no petition presented, or resolution passed for the winding up of Seller, or then appointment of any trustee or for the benefit of creditors or the preparation or commencement of any bankruptcy or insolvency proceeding nor has any resolution been passed, agreement entered into, or term sheet or letter of intent approved by Seller with respect to a future sale or disposition of material assets of Seller other than pursuant to this Agreement.

Section 3.09 Assigned Contracts

(a) Exhibit D identifies and provides a description of each Assigned Contract. The Seller has delivered to the Purchaser copies of all Assigned Contracts identified in Exhibit D, including all amendments thereto. Each Assigned Contract is valid and in full force and effect.

Section 3.10 Limitations.

(a) The Seller shall have no liability for breach of this Agreement and in particular for breach of Section 3 unless the Purchaser makes a claim within 12 months of Closing. The liability of the Seller in respect of any breach of this Agreement and in particular Section 3 shall not exceed the Purchase Price paid and the Seller shall not be entitled to bring a claim for breach of this Agreement and in particular for Section 3 unless the amount of the claim exceeds $20,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.01 Incorporation and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

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Section 4.02 No Conflict. The execution, delivery and performance of this Agreement do not (a) violate or conflict with the Certificate of Incorporation or By-laws of Purchaser, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser except such conflicts or violations as would not prevent or delay Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.03 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.01 Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Purchased Assets, the Assumed Liabilities or the Business, and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

Section 5.02 Confidentiality.

(a) Mutual Confidentiality. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, technology, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as "Confidential Information". A party who owns and discloses its Confidential Information is referred to below as a "Disclosing Party" and a party who receives or is given access to a Disclosing Party's Confidential Information is referred to below as a "Receiving Party." Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence and will not be used or disclosed by the Receiving Party except for the purposes relating to this Agreement for which such Confidential Information was disclosed, and will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party's written request. No party's employees will be given access to Confidential Information of another party except on a "need to know" basis and such employees shall be informed of the need to keep such Confidential Information confidential. It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party's Confidential Information. Effective upon the Closing the foregoing provisions of this Section will terminate with respect to any obligation of Purchaser to refrain from using or disclosing or to return to Seller any Confidential Information of Seller that relates to any of the Purchased Assets.

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(b) Seller's Confidential Information. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Business or any of the Purchased Assets, including but not limited to the Documentation and the Intellectual Property Rights (collectively, "Seller's Confidential Information") will, be held by Seller in strict confidence and, at all times following the Closing, will not be used or disclosed by Seller to any third party and, upon Purchaser's request, will be promptly destroyed by the Seller or delivered to Purchaser; except that the Seller may use internally copies of Business Records that it is entitled to retain under Section 2.02 hereof solely to prepare and file tax returns and prepare Seller's financial statements. It is agreed that Sellers' Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller.

Section 5.03 Regulatory and Other Authorizations; Consents.

(a)                     Efforts. Each of Seller and Purchaser will use its respective best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies, courts and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b)                     Communication. Seller on the one hand, and Purchaser on the other hand, will promptly inform the other of any material communication between such party and any federal, state, local or foreign government or governmental authority or court regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If either Seller, Purchaser or any affiliate thereof receives a request for additional information or for documents or any material from any such government or governmental authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Further, no written materials will be submitted by either Seller or Purchaser to any federal, state, or local governmental agency, nor will any oral communications be initiated with such governmental entities by a party, without prior disclosure to and coordination with the other party and its counsel.

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Section 5.04 Further Actions. From and after the Closing, each of the parties hereto will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement and give effect to the transactions contemplated by this Agreement and such other agreements.

Section 5.05 Furnishing of Outstanding Business Proposals. Prior to or concurrently with the Closing, Seller will furnish to Purchaser with copies of all business proposals (including names and status of discussions with prospective customers and strategic partners) that are pending or outstanding with respect to the Business.

ARTICLE VI

POST-CLOSING COVENANTS OF SELLER

Section 6.01 Maintenance of Existence. For the period of up to twelve (12) months from the Closing Date, Seller shall continue to exist. Seller shall not voluntarily liquidate, dissolve or wind-up its corporate affairs, nor enter into any agreement to take such action. In the event that action is taken to require the Seller involuntarily to liquidate, dissolve or wind-up its corporate affairs, Seller shall immediately notify Purchaser in writing and shall use commercially reasonable efforts to resist such involuntary action.

Section 6.02 No Transfer. Seller agrees that it shall not sell, pledge, hypothecate, assign or otherwise transfer, directly or indirectly, legally or beneficially, this Agreement or any benefit hereunder.

Section 6.03 Distributions. For the period of twelve (12) months from the Closing Date, Seller shall not pay any dividends or other distributions to any shareholder.

Section 6.04 Bulk Sales. Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk transfer provisions ("Bulk Sales Laws") in connection with the transactions contemplated by this Agreement.

Section 6.05 Customer and Other Business Relationships. After Closing, the Seller will cooperate with the Purchaser in its efforts to maintain Purchaser's customer relationships pursuant to the Assigned Contracts. Seller will satisfy the Excluded Liabilities in a manner which is not detrimental to any of such relationships. The Seller will refer to the Purchaser all inquiries relating to the Purchased Assets. Neither the Seller nor any of its officers, employees, agents, or shareholders, shall take any action which would tend to diminish the value of the Transferred Assets after Closing or that would interfere with the business of the Purchaser to be engaged in after the Closing Date, including, without limitation, disparaging the name or business of the Purchaser.

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ARTICLE VII

DISPUTE RESOLUTION

Section 7.01 Submission Of Claims To Arbitration. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof shall be settled by to binding arbitration held in Washington, D.C. administered by the Judicial Arbitration and Mediation Service ("JAMS") and shall be conducted (except to the extent otherwise specifically provided for in this Agreement) under the JAMS' then-effective commercial arbitration rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that a controversy or claim otherwise subject to arbitration hereunder may initially be heard by any court of competent jurisdiction to the extent, and only to the extent, that initial submission of the matter to a court is necessary for a party to seek emergency injunctive relief, and provided, further, however, that the matter initially submitted to a court shall be remanded by the court to arbitration pursuant to this Section 10 as soon as the matter as to which such emergency injunctive relief was sought has been heard by the court.

Section 7.02 Fees and Costs. The prevailing party in any arbitration brought under ARTICLE VII shall be entitled to recover, as an element of the costs of the arbitration and not as damages, its reasonable attorneys' fees, experts' fees and other costs and expenses incurred in such arbitration to be fixed by the arbitrator (including without limitation, costs, expenses and fees on any appeal and costs, expenses and fees in any initial proceedings before any court).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Expenses. All costs, expenses or fees, including, without limitation, fees and disbursements of counsel, financial advisors, accountants, brokers, finders or investment bankers, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 8.02 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)                      if to Seller:

(b)                      if to Purchaser:

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JOSEPH HERNANDEZ

135 East 57th Street, 24th Floor

New York, NY 10022

Section 8.03 Public Announcements. Except as may otherwise be required by law, Seller will not make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to Purchaser, and, to the maximum extent practicable, the parties will cooperate as to the timing and contents of any such announcement.

Section 8.04 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.06.

Section 8.07 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral, provided, however, that paragraph 4 of that certain Letter of Intent between Seller and Purchaser dated August 2, 2002 shall survive the signing of this Agreement.

Section 8.08 Assignment. This Agreement will not be assigned by Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries of Purchaser; and provided further, that any party may assign its rights and obligations hereunder to a person that acquires control of such party by merger, consolidation or a sale of all or substantially all of such party's assets or by acquisition of voting stock of such party representing more than fifty percent (50%) of the total voting power of all outstanding securities of such party, provided such person agrees in writing to be bound by all of its assignor's obligations under this Agreement.

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Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their pern1itted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 8.11 Joint Work Product. This Agreement is a joint work product of the parties, and there is no presumption as to any party's role in the drafting of this Agreement.

Section 8.12 Governing Law; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

Section 8.13 Counsel. Seller represents that it has had the opportunity to be represented by independent counsel and that Purchaser has advised Seller to seek representation by independent counsel in negotiating the terms of and entering into this Agreement (including all exhibits and schedules) and the transactions contemplated hereunder. Seller further represents that it has thoroughly assessed the risk of foregoing representation by counsel versus the benefits of retaining counsel, and, after due consideration of its own capabilities and capacities, has knowingly and voluntarily decided to forego representation by counsel in entering into this Agreement and the transactions contemplated hereunder. Seller further knowingly and voluntarily agrees that no provision of this Agreement should be construed against the Purchaser simply by virtue of Seller's voluntary, considered decision to forego representation by counsel in connection with this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.15 Restriction on Disclosure of Agreement Terms. Neither Purchaser, on the one hand, nor Seller, on the other hand, shall publicly disclose or am10unce the price being paid by Purchaser for the Purchased Assets hereunder or the detailed terms and conditions of this Agreement (other than to such party's employees, directors or advisors), without the other party's prior consent; provided , however, that notwithstanding the foregoing, a party may make such disclosures regarding this Agreement as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of any

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court or governmental body, and in that case such party will give the other party or parties hereto prior notice of its intention to make such disclosure pursuant to this proviso.

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by tl1eir respective officers thereunto duly authorized.

Intercytex, Ltd.

By: /s/ Paul Kemp

Name: Paul Kemp

Title: CEO

Ember Therapeutics, Inc.

By: /s/ Joseph Hernandez

Name: Joseph Hernandez

Title: Executive Chairman

[Signature Page to Asset Purchase Agreement]

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Exhibit A-1

Intercytex Ltd is wholly owned by Regenerative Solutions Ltd

The full shareholder list of Regenerative Solutions is

Mark Caldwell

Oaklands

Pickmere Lane

WA16 0JE

Paul D Kemp

5 Vale Road

Romiley

Sk6 3LE

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Exhibit A-2 – Board minutes of Seller

Company Number: 03724051

INTERCYTEX LIMITED

(the Company)

MINUTES of a meeting of the board of directors of the Company held at on 2016 at am/pm.

PRESENT:	Paul Kemp Mark Caldwell
IN ATTENDANCE:
1.	Chairperson

Paul Kemp was appointed chairman of the meeting and chaired the meeting throughout.

2.	Notice and quorum
The chairperson reported that due notice of the meeting had been given and that a quorum was present. Accordingly, the chairperson declared the meeting open.
3.	Declaration of interests

The directors declared they had no interests in the proposed transaction to be considered at the meeting in accordance with the requirements of section 177 of the Companies Act 2006 and the Company’s articles of association.

4.	Business of the meeting

The Chairman reported that the meeting had been convened to deal with:

4.1.	the proposed sale by the Company of its business and assets to Ember Therapeutics Limited (the Buyer) (the Sale); and
4.2.	certain documents relating to the Sale.
5.	Sale Documents

There were produced to the meeting drafts of the following documents (the Sale Documents):

5.1.	the proposed asset purchase agreement between the Company (1) and the Buyer (2) together with the exhibits thereto (the Agreement);
5.2.	the patent assignment between the Company (1) and the Buyer (2) in the form set out in the Agreement;
5.3.	the trademark assignment between the Company (1) and the Buyer (2) in the form set out in the Agreement; and
5.4.	the bill of sale in the form set out in the Agreement.
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6.	Resolutions

After careful consideration of the Sale Documents including consideration of the matters referred to in section 172(1) of the Companies Act 2006, IT WAS RESOLVED that:

6.1.	the Sale would benefit the sole member of the Company;
6.2.	the Sale be approved;
6.3.	the terms of the Sale Documents be approved;
6.4.	each and any director be authorised and, in the case of the Sale Documents requiring execution as a deed, any two directors or any director in the presence of a witness who attests his signature, to execute the Sale Documents for and on behalf of the Company in the form produced to the meeting (subject to such amendments, modifications, variations and alterations as those executing the same on behalf of the Company think fit), and to deliver the Sale Documents to the Seller; and
6.5.	each director of the Company be authorised to do all such acts and things and agree and execute for and on behalf of the Company all such other documents, deeds, certificates or notices as he considers necessary or desirable in connection with the Sale.
7.	Close

There was no further business and the chairperson declared the meeting closed.

/s/ Authorized Signatory

Chairman

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Exhibit D – Assigned Contracts

Contract with European Collection of Authenticated Cell Cultures (cell storage facilities)

Contract with Reddie & Grose (patent agents)

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REDDIE & GROSE LLP

TERMS OF BUSINESS

You have instructed Reddie & Grose LLP to act as your Patent and/or Trade Mark Attorneys. As such we shall provide you with confidential professional advice on intellectual property and related matters.

We shall carry out all work for you under these terms of business. We may also provide a letter setting out any further terms agreed between us, in which case that letter will take priority over these terms.

When "we'', "our" or "the LLP" are used in these terms of business they mean Reddie &

Grose LLP, which is an English limited liability partnership.

1.                                      OUR OBLIGATIONS

1.1          Our partners and other qualified staff are regulated by the Intellectual Property

Regulation Board (IPREG).

1.2                 It is the LLP's responsibility to carry out professional work with all reasonable skill and care.

1.3                 Your relationship is solely with the LLP and the LLP has sole legal liability for the work done for you and for any act or omission in the course of that work. No partner, consultant or employee of the LLP shall have any personal legal liability for that work, whether in contract, tort or negligence. In particular, the fact that an individual partner, consultant or employee signs in his or her own name any letter or other document in the course of carrying out that work does not mean that he or she is assuming any personal legal liability for that letter or document.

2.                                      OUR LIABILITY

2.1          If we are in breach of our obligations to you and are liable to compensate you, you agree that our liability and that of our partners, consultants and employees is limited in the following respects:

2.1.1       It is the LLP that is liable and not any partner, consultant or employee of the LLP. You agree that you will not make any claim against any partner, consultant or employee of the LLP except for fraud.

2.1.2       You and we have agreed that each of our partners, consultants and employees will have the right to enforce this provision pursuant to the Contracts (Rights of Third Parties) Act 1999. We reserve any right we may have to vary these Terms of Business without our having to seek the consent of such persons.

2.1.3       Our maximum liability for any mistake (except for fraud) is £15 million including contractual and statutory interest (unless a different amount is agreed in writing).

2.1.4       This overall limit applies whether the mistake affects just one piece of work we do for you or several, so long as it is the same or a similar mistake.

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2.1.5       For the purposes of the overall limit, more than one mistake on a matter or transaction is considered as one mistake.

2.1.6       This overall limit applies to any liability for indirect or consequential Joss or loss of anticipated profit or other benefit

2.1.7       We are not liable to the extent that our mistake results from something you do or fall to do (such as giving us the wrong information, or not giving us information at the time we ask for it).

2.1.8       If others are also responsible for your loss, our liability is limited to our fair share of the proportion which is found to be fairly and reasonably due to our fault, whether or not you are able to recover the rest from the others.

2.1.9       These limits apply to the extent that they are permitted by law and do not apply to any mistake which causes death or personal injury or to any fraud.

2.1.10    We are not liable to the extent that you fail to notify us of any claim, or to commence proceedings, within a period of 2 months of becoming aware of the mistake.

2.1.11    lf any part of this section of these terms of business which seeks to limit liability is found by a court to be void or ineffective on the grounds that it is unreasonable or does not accord with any professional obligation, the remaining provisions shall continue to be effective.

3.                                      INSTRUCTIONS

3.1          Unless otherwise agreed, we shall assume that any person within your organisation may instruct us on your behalf (unless it seems to us that they clearly do not have the appropriate authority).

3.2          We shall assume, unless otherwise instructed in writing, that the legal entity (person, firm, company and so on) providing us with the initial instructions in relation to a matter is our client. Our liability shall be solely to that client unless we agree otherwise in writing. lf you wish us to render invoices to and accept payment from another entity (for example, another company in the same group), we shall be pleased to do this, but responsibility for ensuring that payment is made remains with you. This applies even if you are acting as agent for your own client and regardless of any arrangements that you have made with your own client.

3.3          Timing and form of instructions

We rely on our clients to give us timely, complete and accurate information and instructions. We do not accept responsibility for non-receipt or late receipt of communications. We prefer, where possible, to have oral instructions confirmed in writing in order to avoid any possible misunderstandings. If you cannot avoid giving us oral rather than written instructions, we shall normally confirm in writing the instructions we have received, as we understand them.

Patent and Trade Mark Offices often impose time limits and failure to meet these limits can be fatal to the rights concerned. Whilst it is our responsibility to keep you informed of any relevant time limits, we cannot accept any responsibility if you fail to provide us with instructions that are clear, complete and early enough to allow us to act within such official time limits. We shall endeavour to inform you of time limits to be met and of actions or instructions that are required, but we do not undertake to send further reminders, incur costs on your behalf, or take any other action in the absence of instructions to do so. In this situation, your rights may be lost irrevocably.

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If we receive late instructions we may not be able to implement them in time to maintain your rights, in which case your rights may be lost irrevocably. In the event of late instructions or late payments to us, urgency charges may be incurred which we shall pass on to you.

3.4 Electronic Communications

E-mail has become an established form of communication and, unless you request us not to do so, you agree that we may communicate with you and others in connection with your work by e-mail. Please notify us in writing if you do not consent to the use of e-mail.

All e-mail communication is potentially vulnerable to interception by third parties. We cannot accept responsibility for any corruption of information we communicate to you, or its disclosure to other parties, as a result of the interception of e-mail communications.

We shall be responsible for carrying out regular virus checks and maintaining firewalls in our internal systems; however, we advise you also to carry out your own virus checks on any communications (whether in the form of computer disk, e-mail, Internet or otherwise). To the extent that we have fulfilled our obligation above, we do not accept responsibility (including in negligence) for any viruses that may enter your system or data by these or any other means. Furthermore, while we observe reasonable precautions, we do not guarantee the security of our IT systems.

3.5 Updating information

Jt is important that you inform us promptly of any change in relation to: (a) your name, address, telephone/fax numbers and e-mail address; and (b) any change of ownership of your patent or other rights with which we are concerned. Many such changes have to be officially registered and rights may be lost if such changes are not registered in due time. We do not accept responsibility for any loss of rights as a consequence of your failure to inform us of such changes.

4.                                      AUTHORITY

For such period as we are instructed to carry out work on your behalf, you give us express authority to complete and sign in your name such forms or other documents as are necessary or desirable to carry out your instructions. You agree to indemnify us in respect of all costs, claims, documents and expenses that may result from the exercise of that authority.

5.                                      INSTRUCTION OF THIRD PARTIES TO ACT ON YOUR BEHALF

5.1          General

During our work for you we may need to instruct third parties (such as foreign lawyers, patent attorneys or representatives) to act on your behalf. Such third parties are not part of Reddie & Grose LLP. We shall not be liable for any default or negligence by such third parties.

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You may inform us which third parties you wish us to instruct to act on your behalf. If you do not inform us which third parties to instruct, we shall endeavour to select third parties we regard as being of good quality.

5.2 Renewals

Granted patents and registered designs and trademarks, and in some countries pending applications, need to be maintained by the payment of regular (usually annual) renewal fees (also called maintenance fees or annuities). Important intellectual property rights can be lost if these fees are not paid, and if there is no reliable system in place for paying them. You may choose to pay such fees yourself or you may select any commercial renewal organisation to do so for you.

Where appropriate, we will transfer information about your rights to a selected renewal organisation. Unless you instruct us to the contrary, the selected renewal organisation will be CPA Global. For some renewal organisations we may render a charge for the transfer of information. For CPA Global we will not render a charge for the transfer of information; we will receive a payment from CPA on renewal.

6.                                      PROFESSIONAL FEES

6.1          Our charges

Our charges are principally based on the amount of our professional time spent on a matter, although other factors may also be taken into account. Such factors may include the size and complexity of the matter and the degree of urgency involved. Fixed charges may apply in relation to specific tasks (such as the actual filing of a patent application at a patent office).

Our hourly rates are primarily based on the seniority and experience of the professional staff involved. These rates are reviewed periodically. Our charges are calculated at the rates which are current when the work is carried out.

6.2 Payment of expenses

You will be responsible for any expense we incur on your behalf, including, for example, Patent Office fees, Counsel's fees, Court fees, the costs of any experts or other agents (including any translators or foreign attorneys or representatives), photocopying costs, courier charges, travel and meeting expenses, telephone and fax charges.

You should appreciate that third parties' charges and official fees are outside our control since they may be changed without notice and (in the case of foreign matters) vary with exchange rate fluctuations.

6.3 Payment on account

We may require payment on account, particularly in respect of large items such as charges and expenses to be incurred in foreign filings and actions. Where we make such a request, we do not usually carry out any instructed work until the requested payment has cleared into our bank account, so time should be allowed for this in advance of any deadline by which work has to be completed.

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6.4              Estimates

If asked to do so, we shall try to give estimates of future charges in good faith, based on our knowledge at the time. However, as charges may be affected by matters beyond our control and the amount of work 'involved often cannot be forecast accurately, such estimates will not be binding. Not all classes of work are suited to advance quotation.

If during the course of carrying out the work it becomes apparent to us that our actual charges are likely significantly to exceed our estimate, we shall try to obtain your permission before exceeding our estimate.

6.5              Value Added Tax

VAT is payable on our fees and expenses at the applicable rate.

6.6              Late Payment

We expect our invoices to be settled in full within the period indicated on our invoices. We reserve the right to charge interest on any amount which remains outstanding after this period has elapsed.

If you do not make a payment on account when requested or if an invoice remains unpaid beyond the normal payment period referred to above, we reserve the right to suspend all work on your behalf. This is without prejudice to our right to invoice for work undertaken before such suspension or to take legal action for the payment of our costs. You will be responsible for the consequences of the suspension of work, which may include the irrevocable loss of, or failure to obtain, rights.

7.                                      FILES

7.1          Ownership of files

Our files remain our property at all times. If you wish to transfer your work to other professional advisors, we shall copy such of the files relating to your work as you request {at your expense) and release the copy file(s) when all our charges have been paid.

7.2          Copyright

We own the copyright ln any work we create and this copyright will not be transferred to you although you have our licence to use our work for the purposes for which it was created. We have the right to be identified as the author of the work and to object to any misuse of it.

7.3          Destruction of files

It is our normal practice to retain our correspondence files, draft documents and other papers for a minimum of six years after a file is closed. After that time, we reserve the right to destroy such papers. Unless you tell us otherwise, we shall assume that you are content with this arrangement.

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8.                                      CONFIDENTIAL INFORMATION

While acting for you, we are likely to receive information which relates to you as our client. We shall keep such information confidential, except where disclosure is required by law or regulation, or in other exceptional circumstances.

9.                                      DATA PROTECTION

Reddie & Grose LLP has notified under the Data Protection Act 1998 and will comply with all relevant data protection legislation. By instructing us, you are consenting to our use of relevant personal data in the course of our professional services, including any transfers of such data outside the European Economic Area, and sending you information which we think might be of interest.

10.                               SEARCHES

Any searches you request may be carried out by our partners or staff or by government Patent Offices or by independent specialist searching firms. We are not liable for the accuracy of any search which has been carried out by a third party. Due to the limitations of, and occasional errors in, classifications, indices, computer databases and official records, no search can be guaranteed comprehensive or accurate. We shall endeavour to point out any particular limitations of searches made when reporting their results.

11.                               INDEMNITY FOR THREAT OF INFRINGEMENT PROCEEDINGS

In the event that you instruct us to send any warning concerning an intellectual property right on your behalf to a third party, you indemnify us against any costs or other liability arising from our being sued for making an unjustified threat of infringement proceedings.

12.                               CONFLICTS OF INTEREST

We cannot act simultaneously for two clients whose interests are in the same or very close technical fields, unless (exceptionally) both clients consent to such an arrangement, nor can we act for two clients who have a direct conflict of interest. When considering taking on a new client, we try to identify conflicts of interest that may preclude us from acting. It is helpful if potential new clients identify to us any firms or companies for whom they believe we will be unable to act without a conflict of interest arising.

Sometimes, conflicts arise later because, for example, our clients acquire new companies or diversify into new areas of business. In such circumstances, we reserve the right to decline to act further, at least in relation to the area of conflict, for one of the clients in question, generally the client with the shorter relationship with us. Because of obligations of confidentiality it is often not possible for us to identify the other client or the subject matter involved when we advise a client that we can no longer act for them.

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13.                               CLIENT CARE AND COMPLAINTS

We value our good relationships with our clients. However, difficulties and misunderstandings do occasionally arise. If you have any problems, you should feel free to discuss your concerns with the member of our professional staff dealing with your work. If, after such discussions, you remain unhappy, please ask that person to refer you to the senior partner appointed to handle client's complaints.

If we cannot resolve the matter to your satisfacf1on, for complaints of poor service you should contact the Legal Ombudsman which will consider your complaint and seek to resolve the issue, whilst for complaints of professional misconduct relating to alleged breach of one or more of the rules set out in the Code of Conduct for individual attorneys and firms of attorneys regulated by !PREG you should address your complaint to the Intellectual Property Regulaf1on Board (IPREG).

14.                               TERMINATION OF RELATIONSHIP

You may terminate our relationship at any time by writing to us. If there is a good reason, we may terminate the relationship ourselves by giving you reasonable notice. ln either case, if the relationship is terminated we will require you to pay our charges and expenses up to and including the date of such termination.

15.                               GOVERNING LAW AND JURISDICTION

English law shall apply to the construction and interpretation of our relationship and the English courts shall have exclusive jurisdiction to resolve any disputes arising in relation to it.

These terms will apply until varied or replaced with alternative terms agreed with you in writing.

We shall deem your continued Instructions as acceptance of these terms of business.

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Exhibit F – Bill of Sale

BILL OF SALE

BILL OF SALE, made, executed and delivered on March 15, 2016, Intercytex, Ltd., a company incorporated in England and Wales (the "Seller"), acting on behalf of itself and all of its subsidiary and affiliated companies, and Ember Therapeutics, Inc., a Delaware corporation (the "Purchaser").

WITNESSETH

WHEREAS, the Seller and the Purchaser are parties to that certain Asset Purchase Agreement dated March 14, 2016 by and between Purchaser and Seller (the "Agreement"), providing for, among other things, the transfer and sale to the Purchaser of the Purchased Assets, and on the terms and conditions provided in the Agreement.

WHEREAS, the Purchaser and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller's execution and delivery to the Purchaser of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Assets, subject to the Assumed Liabilities and subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject only to the Assumed Liabilities and subject to the terms and conditions of the Agreement and free and clear of Liens.

TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser, its successors and assigns, FOREVER.

This Bill of Sale shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Agreement, the provision of the Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Purchaser.

[The rest of this page intentionally left blank]

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IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of the Seller on the date first above written.

Intercytex, Ltd.

By: /s/ Paul Kemp

Name: Paul Kemp

Title:

33

Exhibit G – Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this day of March 8, 2016, (the "Effective Date") by and between Ember Therapeutics, Inc., a Delaware corporation duly organized under law and having an usual place of business at 135 East 57'h Street, 24th Floor, New York, NY 10022 (hereinafter referred to as the "Company") and Dr. Paul Kemp (hereinafter referred to as the "Consultant") residing at ______________.

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.                      TERM. Commencing as of the Effective Date, and continuing for a period of one (1) year (the "Term"), unless earlier terminated pursuant to Article 4 hereof; the Consultant agrees that he/she will serve as a consultant to the Company. This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.                      DUTIES AND SERVICES.

(a)                      Consultant's duties and responsibilities shall be to provide medical advice, trial design, operational and strategic advice and support to the company and its CEO in the company's clinical trial design and execution, fund raising, development effo1ts, including financial and strategic planning, vendor selection and management. In addition, the consultant shall assist in investor meetings, document preparation, including business plans, corporate presentation, S-1 document, financial model, Pre-IND meetings, FDA meetings and other related material and work as requested by the Company, the Executive management personnel or Board of Directors. The Consultant shall report directly to the Chairman (collectively, the "Duties" or "Services").

(b)                      The Consultant represents and warrants to the Company that he/she is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his/her Duties. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he/she performs Services concurrently with those performed herein.

34

(c)                       In performing the Services, Consultant shall comply, to the best of his/her knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company's business.

3.                      CONSULTING FEE.

(a)                       Subject to the provisions hereof, the Company shall pay Consultant a hourly consulting fee of $200 per hour, paid monthly (the "Consulting Fee"). The Consultant shall submit a brief summary report to the Company of her activities for the month just ended during the Term of this Agreement for approval by the Company. The Consultant acknowledges that this is the only form of compensation provide for his/her services.

(b)                      Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his/her Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

(c)                      The Consultant agrees that all Services will be rendered by him/her as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

4.                      EARLY TERMINATION OF THE TERM.

(a)                       If the Consultant voluntarily ceases performing his/her Duties, becomes physically or mentally unable to perform his/her Duties, or is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date. Any termination "For Cause" shall be made in good faith.

(b)                      This Agreement may be terminated without cause by either party upon not less than fifteen (15) days prior written notice by either party to the other.

(c)                      Upon termination under Sections 4(a) or 4(b), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 16 hereof. Upon termination and, in any case, upon the Company's request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

35

5.                     RESTRICTED ACTIVITIES. During the Term and for a period of five (5) year thereafter, Consultant will not, directly or indirectly:

(i) solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;

(ii)                   solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

(iii)                  solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or

(iv)                    induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6.                      PROPRIETARY RIGHTS.

(a)                      Definitions. For the purposes of this Article 6, the terms set forth below shall have the following meanings:

(i)                                               Concept and Ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company' present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

(ii)                                               Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

36

Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b)                      Non-Disclosure to Third Parties. Except as required by Consultant's Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c)                       Documents, etc. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company' products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant's possession or control by reason of Consultant's performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his/her Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company's or Consultant's premises (except as Consultant's Duties require), and (e) at the termination (for whatever reason), of Consultant's relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)                    Patents, etc. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not ("Developments"), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

37

(e)                      Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his/her right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.                     EQUITABLE RELIEF. Consultant agrees that any breach of Articles 5 and 6 above by him/her would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

8.                      WAIYER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

9.                         SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.                  ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company' obligations hereunder. Consultant shall not have the right to assign his/her rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant's heirs and legal representatives in the event of his/her death or disability.

11.                 HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.                 AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

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13.                 NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

14.                 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute ai1original and all of which shall be deemed a single agreement.

15.     GOVERNING LAW. This Agreement shall be construed in accordance with a!ld governed for all purposes by the laws of the state of New York applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in New York.

16.     SURVIVAL. The provisions of Sections 5 to 9 ai1d 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and tl1e Consultant relating to the subject matter of tl1is Agreement.

EXECUTED, under seal, effective as of the Effective Date.

Ember Therapeutics, Inc. By: /s/ Joe Hernandez Joe Hernandez Executive Chairman Hereunto Duly Authorized	CONSULTANT /s/ Dr. Paul Kemp Dr. Paul Kemp

39

Exhibit H – Patent Assignment

40

DATE	2016

(1)	INTERCYTEX LIMITED
and
(2)	EMBER THERAPEUTICS INC

ASSIGNMENT OF PATENTS

86 Deansgate Manchester M3 2ER
www.slaterheelis.co.uk Tel: 0161 969 3131 Fax: 0161 973 1018
Ref: JR

41

Contents

Clause

1 Interpretation	1
2 Assignment	2
3 VAT	3
4 Further assurance	3
5 Waiver	3
6 Entire agreement	4
7 Variation	4
8 Severance	4
9 Counterparts	4
10 Third party rights	5
11 Notices	5
12 Governing law	5
13 Jurisdiction	5

Schedule

Schedule Patents	7
42

THIS AGREEMENT is made on the day of 2016

PARTIES

(1)	INTERCYTEX LIMITED incorporated and registered in England and Wales with company number 3724051 whose registered office is at 78 Chorley New Road, Bolton, BL1 4BY (“Assignor”); and
(2)	EMBER THERAPEUTICS INC, a Delaware corporation, whose registered office is at 135 East 57th Street, 24th Floor, New York, New York 10022 (“Assignee”).

BACKGROUND

(A)	The Assignor is the proprietor of or applicant for the Patents (as defined below).
(B)	By the Main Agreement (as defined below) the Assignor has agreed to assign the Patents to the Assignee on the terms set out in this assignment.

AGREED TERMS

1 Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

"Business Day": a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

"Main Agreement": an asset purchase agreement dated 15 March 2016 between the Assignor and the Assignee.

"Patents": the patents and patent applications short particulars of which are set out in Schedule.

"VAT": value added tax chargeable under the Value Added Tax Act 1994.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.
1.3	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
43

1.4	References to clauses and Schedules are to the clauses and Schedules of this agreement
1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
1.8	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.9	A reference to writing or written includes fax but not e-mail.
1.10	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
1.11	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
2.	Assignment
2.1	Pursuant to and for the consideration set out in the Main Agreement, the Assignor hereby assigns to the Assignee absolutely all its right, title and interest in and to the Patents, and in and to all and any inventions disclosed in the Patents, including:
2.1.1	in respect of any and each application in the Patents:

2.1.1.1 the right to claim priority from and to prosecute obtain grant of patent; and

2.1.1.2 the right to file divisional applications based thereon and to prosecute and obtain grant of patent on each and any such divisional application;

2.1.2	in respect of each and any invention disclosed in the Patents, the right to file an application, claim priority from such application, and prosecute and obtain grant of patent or similar protection in or in respect of any country or territory in the world;
44

2.1.3	the right to extend to or register in, or in respect of, any country or territory in the world each and any of the Patents, and each and any of the applications comprised in the Patents or filed as aforesaid, and to extend to or register in or in respect of any country or territory in the world any patent or like protection granted on any of such applications;
2.1.4	the absolute entitlement to any patents granted pursuant to any of the applications comprised in the Patents or filed as aforesaid; and
2.1.5	the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Patents or any patents granted on any of the applications comprised in the Patents or filed as aforesaid, whether occurring before, on or after the date of this assignment.
3	VAT
3.1	All payments made by the Assignee under this agreement are exclusive of VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply by the Assignor, the Assignee shall increase that payment by an amount equal to the VAT which is chargeable in respect of the taxable or deemed taxable supply provided that the Assignor shall have delivered a valid VAT invoice in respect of such VAT to the Assignee.
3.2	If the VAT invoice is delivered after the relevant payment has been made, the Assignee shall pay the VAT due within five Business Days of the Assignor delivering a valid VAT invoice.
3.3	If the Assignee fails to comply with its obligation under this clause 3, it shall additionally pay all interest and penalties which thereby arise to the Assignor.
4	Further assurance

At the Assignee’s expense, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

5	Waiver

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

45

6	Entire agreement
6.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
6.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.
7	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

8	Severance
8.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.
8.2	If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.
9	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

46

10	Third party rights

No one other than a party to this agreement shall have any right to enforce any of its terms.

11	Notices
11.1	All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

if to Seller:

Paul Kemp and Mark Caldwell

78 Chorley New Road, Bolton, BL1 4BY

if to Purchaser:

Joseph Hernandez

135 East 57th Street, 24th Floor, New York, NY 10022

11.2	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
12	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

47

Schedule                       Patents

Country	Application no
Australia	2006251004
Canada	2609507
EPO	06743989.3
United Kingdom	2426452
Japan	2008-512917
USA	13/791, 177
48

Signed by PAUL KEMP for and on behalf of INTERCYTEX LIMITED	/s/ Paul Kemp Director
Signed by JOSEPH HERNANDEZ for and on behalf of EMBER THERAPEUTICS INC	/s/ Joseph Hernandez Director

49

Exhibit I – Trademark Assignment

DATE	2016

(1)	INTERCYTEX LIMITED
and
(2)	EMBER THERAPEUTICS INC

ASSIGNMENT OF TRADE MARKS

86 Deansgate Manchester M3 2ER
www.slaterheelis.co.uk Tel: 0161 969 3131 Fax: 0161 973 1018
Ref: JR

50

Contents

Clause

1 Interpretation	1
2 Assignment	2
3 VAT	2
4 Further assurance	3
5 Waiver	3
6 Entire agreement	3
7 Variation	3
8 Severance	3
9 Counterparts	4
10 Third party rights	4
11 Notices	4
12 Governing law	5
13 Jurisdiction	5

Schedule

Schedule Trade marks	6
Unregistered trade marks	6
51

THIS AGREEMENT is made on the day of 2016

PARTIES

(1)	INTERCYTEX LIMITED incorporated and registered in England and Wales with company number 3724051 whose registered office is at 78 Chorley New Road, Bolton, BL1 4BY (“Assignor”); and
(2)	EMBER THERAPEUTICS INC, a Delaware corporation, of 135 East 57th Street, 24th Floor, New York, New York 10022 (“Assignee”).

BACKGROUND

(A)	The Assignor is the proprietor of the Trade Marks (as defined below).
(B)	By the Main Agreement (as defined below) the Assignor has agreed to assign the Trade Marks to the Assignee on the terms set out in this agreement.

AGREED TERMS

1	Interpretation

The following definitions and rules of interpretation apply in this agreement.

1.1	Definitions:

"Business Day": a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

"Main Agreement": an asset purchase agreement dated 15 March 2016 between the Assignor and the Assignee.

"Trade Marks": the unregistered trade marks short particulars of which are set out in the Schedule.

"VAT": value added tax or any equivalent tax chargeable in the UK or elsewhere.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.
1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
52

1.5	References to clauses and Schedules are to the clauses and Schedules of this agreement.
1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.
1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
1.9	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.10	Writing or written includes fax but not email.
1.11	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
2	Assignment
2.1	Pursuant to and for the consideration set out in the Main Agreement the Assignor hereby assigns to the Assignee all its right, title and interest in and to the Trade Marks.
3	VAT
3.1	All payments made by the Assignee under this agreement are exclusive of VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply by the Assignor, the Assignee shall increase that payment by an amount equal to the VAT which is chargeable in respect of the taxable or deemed taxable supply, provided that the Assignor shall have delivered a valid VAT invoice in respect of such VAT to the Assignee.
3.2	If the VAT invoice is delivered after the relevant payment has been made, the Assignee shall pay the VAT due within five Business Days of the Assignor delivering a valid VAT invoice.
3.3	If the Assignee fails to comply with its obligation under this clause 3, it shall additionally pay all interest and penalties which thereby arise to the Assignor.
53

4	Further assurance

At the Assignee's expense, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

5	Waiver

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

6	Entire agreement
6.1	This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
6.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this agreement.
7	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

8	Severance
8.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.
8.2	If any provision or part-provision of this agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.
54

9	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

10	Third party rights

No one other than a party to this agreement shall have any right to enforce any of its terms.

11	Notices
11.1	All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
11.1.1	if to Seller:

Paul Kemp and Mark Caldwell

78 Chorley New Road, Bolton, BL1 4BY

11.1.2	if to Purchaser:

Joseph Hernandez

135 East 57th Street, 24th Floor, New York, NY 10022

11.2	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
12	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

13	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

55

Schedule	Trade marks

Unregistered trade marks

Mark	Goods or services in respect of which the mark has been used
Vavelta	Cell therapy for the treatment of skin defects
ICX-RHY	Cell therapy for use in clinical trials for the treatment of skin defects

Signed by PAUL KEMP for and on behalf of INTERCYTEX LIMITED	/s/ Paul Kemp Director
Signed by JOSEPH HERNANDEZ for and on behalf of EMBER THERAPEUTICS INC	/s/ Joseph Hernandez Director

56

Exhibit K – Seller’s Disclosure Schedule

Section 3.03

Notification of the assignment of the patents listed in Exhibit C (“Patents”) will need to be given to the relevant bodies in the countries where the patents are registered so that the Buyer can be registered as the owner/applicant of the Patents.

Section 3.04

The Australian patent (number 2006251004) lapsed due to an administrative error as a renewal payment was accidentally missed. Reddie and Grose are dealing with the reinstatement of this patent and it is anticipated that it should take no longer than two months.

Section 3.07

The Seller previously had a trademark for “Vavelta” registered in the UK and Benelux but this lapsed and the Seller does not intend to renew this registration.

The Australian patent (number 2006251004) lapsed due to an administrative error as a renewal payment was accidentally missed. Reddie and Grose are liaising with Australian attorneys for the restoration of this patent. The Seller received confirmation on 14 March 2016 that approval to the restoration has been given by the Australian Patent Office. The request for restoration will now be advertised for opposition and if none is filed in two months, the patent will be restored.

An EPO patent and a UK patent can not be held for the same inventions. As such the UK patent (number 2426452) will need to be cancelled.

Section 3.09

The Seller is party to a contract with The European collection of authenticated cell cultures (ECAAC) for cell storage but is not in possession of a copy of this contract and so has been unable to provide a copy of it to the Purchaser.

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